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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 18)*


                                PRINTRONIX. INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  742578-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)



------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 4



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CUSIP No. 742578-10-7                    13G                  Page 2 of 4 Pages

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      ROBERT A. KLEIST
      ###-##-####

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
          NUMBER OF            5    SOLE VOTING POWER

           SHARES                   1,256,622
                               -------------------------------------------------
        BENEFICIALLY           6    SHARED VOTING POWER

          OWNED BY                  NONE
                               ------------------------------------------------
            EACH               7    SOLE DISPOSITIVE POWER

          REPORTING                 1,256,622
                               ------------------------------------------------
           PERSON              8    SHARED DISPOSITIVE POWER

            WITH                    NONE
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,256,622
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      20.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

*PLEASE SEE INSTRUCTIONS.
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CUSIP No.  742578-10-7                13G                      Page 3 of 4 pages


Item 1(a)  Name of Issuer:              Printronix, Inc.

Item 1(b)  Address of Issuer's          14600 Myford Road
           Principal Executive          Irvine, California 92606
           Offices:

Item 2(a)  Name of Person Filing:       Robert A. Kleist

Item 2(b)  Address of Principal         14600 Myford Road
           Business Office:             Irvine, California 92606


Item 2(c)  Citizenship:                 United States of America

Item 2(d)  Title of Class               Common Stock
           of Securities:

Item 2(e)  CUSIP Number:                742578-10-7

Item 3 This statement is not filed pursuant to either Rule 13d-1(b), or 13d-2(b)or (c).

Item 4     Ownership:

           (a)  Amount Beneficially Owned:           1,256,622

           (b)  Percent of Class:                    20.3%

           (c) Number of shares as to which the person has:

                  (i) sole power to vote or
                      to direct the vote             1,256,622
                 (ii) shared power to vote or
                      to direct the vote             None
                (iii) sole power to dispose or
                      to direct the disposition of   1,256,622
                 (iv) shared power to dispose or
                      to direct the disposition of   None

Item 5     Ownership of Five Percent                 Not Applicable
           or Less of a Class:

Item 6     Ownership of More Than Five               Not Applicable
           Percent on Behalf of Another Person:

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CUSIP No.  742578-10-7                13G                      Page 4 of 4 pages



Item 7     Identification and Classification         Not Applicable
           of the Subsidiary Which Acquired
           the Security Being Reported on by
           the Parent Holding Company:

Item 8     Identification and Classification         Not Applicable
           of Members of the Group:

Item 9     Notice of Dissolution of Group:           Not Applicable

Item 10    Certifications:                           Not Applicable


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 10, 2000
                                    -----------------------------
                                              Date

                                       s/s ROBERT A. KLEIST
                                    -----------------------------
                                            Signature

                                          Robert A. Kleist
                                    -----------------------------
                                              Name